Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237426

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.200% Senior Notes due 2032	$1,000,000,000	97.395%	$973,950,000	$126,418.71
4.950% Senior Notes due 2050	$1,000,000,000	94.987%	$949,870,000	$123,293.13

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933. The total registration fee due for this offering is $249,711.84.

PROSPECTUS SUPPLEMENT

(To prospectus dated March 27, 2020)

$2,000,000,000

$1,000,000,000 4.200% Senior Notes due 2032

$1,000,000,000 4.950% Senior Notes due 2050

ViacomCBS Inc. is offering $1,000,000,000 aggregate principal amount of our 4.200% senior notes due 2032 (the “2032 senior notes”) and $1,000,000,000 aggregate principal amount of our 4.950% senior notes due 2050 (the “2050 senior notes” and, together with the 2032 senior notes, the “senior notes”).

The 2032 senior notes will bear interest at 4.200% per year and will mature on May 19, 2032. The 2050 senior notes will bear interest at 4.950% per year and will mature on May 19, 2050. We will pay interest on the 2032 senior notes semi-annually in arrears on May 19 and November 19 of each year, beginning on November 19, 2020. We will pay interest on the 2050 senior notes semi-annually in arrears on May 19 and November 19 of each year, beginning on November 19, 2020. We may redeem either series of the senior notes, in whole or in part, at any time and from time to time at the respective redemption prices set forth herein. If we experience a change of control repurchase event and have not otherwise elected to redeem the outstanding senior notes, we will make an offer to each holder of the senior notes to repurchase all or any part of such holder’s senior notes as described under the caption “Description of the Senior Notes—Purchase of Senior Notes upon a Change of Control Repurchase Event.”

The senior notes will be unsecured senior obligations of ViacomCBS Inc. and will rank equally with ViacomCBS Inc.’s other existing and future unsecured senior obligations.

Investing in the senior notes involves risks that are described in the “Risk Factors” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (our “2019 Form 10-K”) and our subsequent Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 (our “Q1 2020 Form 10-Q”), filed with the Securities and Exchange Commission (the “SEC”).

	Price to Public(1)		Underwriting Discounts		Proceeds to ViacomCBS (before expenses)
	Per Senior Note	Total	Per Senior Note	Total	Per Senior Note	Total
2032 senior notes	97.395%	$973,950,000	0.475%	$4,750,000	96.920%	$969,200,000
2050 senior notes	94.987%	$949,870,000	0.750%	$7,500,000	94.237%	$942,370,000

(1)	Plus accrued interest, if any, from May 19, 2020 if settlement occurs after that date.

Neither the SEC nor any state securities commission has approved or disapproved of the senior notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the senior notes will be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, against payment in New York, New York on or about May 19, 2020.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	J.P. Morgan	Mizuho Securities

BofA Securities	Goldman Sachs & Co. LLC	Morgan Stanley

Co-Managers

BNP PARIBAS	Credit Suisse	RBC Capital Markets	US Bancorp
SOCIETE GENERALE	SMBC Nikko		TD Securities
Banca IMI	BNY Mellon Capital Markets, LLC		ICBC Standard Bank
Siebert Williams Shank			SunTrust Robinson Humphrey
Academy Securities	Loop Capital Markets	Ramirez & Co., Inc.	R. Seelaus & Co., LLC

The date of this prospectus supplement is May 12, 2020.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. The accompanying prospectus is part of a shelf registration statement that we filed with the SEC. Under the shelf registration process, from time to time, we may offer and sell debt securities, preferred stock, our class A common stock, our class B common stock or warrants representing rights to purchase any of the other securities that we might offer under the accompanying prospectus, or any combination thereof, in one or more offerings.

In this prospectus supplement, unless we indicate otherwise or the context otherwise requires, we use the terms “ViacomCBS,” “the company,” “we,” “us,” and “our” and similar words to refer to ViacomCBS Inc., a Delaware corporation, and its consolidated subsidiaries. References to “securities” include any security that we might offer under this prospectus supplement and the accompanying prospectus. References to “$” and “dollars” are to United States dollars.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or in any free writing prospectus is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

Some of the market and industry data contained or incorporated by reference in this prospectus supplement are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained in this prospectus supplement, and beliefs and estimates based on such data, may not be reliable.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended and section 21E of the Securities Exchange Act of 1934, as amended. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect our current expectations concerning future results and events; generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases; and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of ViacomCBS to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: the impact of the COVID-19 pandemic (and other widespread health emergencies or pandemics) and measures taken in response thereto, technological developments, alternative content offerings and their

S-ii

effects in our markets and on consumer behavior; the impact on our advertising revenues of changes in consumers’ content viewership, deficiencies in audience measurement and advertising market conditions; the public acceptance of our brands, programming, films, published content and other entertainment content on the various platforms on which they are distributed; increased costs for programming, films and other rights; the loss of key talent; competition for content, audiences, advertising and distribution in consolidating industries; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of our content; the risks and costs associated with the integration of the CBS Corporation and Viacom Inc. businesses and investments in new businesses, products, services and technologies; evolving cybersecurity and similar risks; the failure, destruction or breach of critical satellites or facilities; content theft; domestic and global political, economic and/or regulatory factors affecting our businesses generally; volatility in capital markets or a decrease in our debt ratings; strikes and other union activity; fluctuations in our results due to the timing, mix, number and availability of our films and other programming; losses due to asset impairment charges for goodwill, intangible assets, FCC licenses and programming; liabilities related to discontinued operations and former businesses; and potential conflicts of interest arising from our ownership structure with a controlling stockholder. These risks, uncertainties and other factors are discussed in the risk factors disclosed in our filings with the SEC, including but not limited to our reports on Form 10-K, Form 10-Q and Form 8-K. Other risks may be described in our news releases and other filings with the SEC, including but not limited to our reports on Form 8-K. There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. The forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are made only as of the dates of the respective documents and we do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

You should carefully review all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA AND UNITED KINGDOM

References in this section to Regulations or Directives include, in relation to the United Kingdom, those Regulations or Directives as they form part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in United Kingdom domestic law, as appropriate.

The senior notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area or the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, or superseded, the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the senior notes or otherwise making them available to retail investors in the European Economic Area or the United Kingdom has been prepared and therefore offering or selling the senior notes or otherwise making them available to any retail investor in the European Economic Area or the United Kingdom may be unlawful under the PRIIPs Regulation.

Any distributor subject to MiFID II subsequently offering, selling or recommending the senior notes is responsible for undertaking its own target market assessment in respect of the senior notes and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (“Delegated Directive”). Neither the issuer nor any of the underwriters make any representations or warranties as to a Distributor’s compliance with the Delegated Directive.

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SUMMARY

The following is a summary of certain information explained in more detail elsewhere in or incorporated by reference into this prospectus supplement. In addition to this summary, you should read the entire document carefully, including (1) the risks relating to ViacomCBS’ businesses discussed in the “Risk Factors” section of our 2019 Form 10-K and Q1 2020 Form 10-Q and (2) the consolidated financial statements and the related notes thereto in our 2019 Form 10-K and the unaudited consolidated financial statements and the related notes thereto in our Q1 2020 Form 10-Q, each of which is incorporated by reference herein.

ViacomCBS Inc.

We are a leading global media and entertainment company that creates content and experiences for audiences worldwide. We operate through the following four segments:

•

TV Entertainment. Our TV Entertainment segment creates and acquires programming for distribution and viewing on multiple media platforms, including our broadcast network, through multichannel video programming distributors (“MVPDs”) and virtual MVPDs, and our streaming services, as well as for licensing to third parties both domestically and internationally. TV Entertainment consists of the CBS Television Network™, CBS Television Studios®, CBS Television Distribution®, CBS Interactive®, CBS Sports Network®, CBS Television Stations™ and CBS-branded streaming services CBS All Access® and CBSN®, among others.

•

Cable Networks. Our Cable Networks segment creates and acquires programming for distribution and viewing on multiple media platforms, including our cable networks, through MVPDs and virtual MVPDs, and our streaming services, as well as for licensing to third parties both domestically and internationally. Cable Networks consists of our premium subscription cable networks Showtime®, The Movie Channel® and Flix®, and a subscription streaming offering of Showtime; our basic cable networks Nickelodeon®, MTV®, BET®, Comedy Central®, Paramount Network®, Nick Jr.®, VH1®, TV Land®, CMT®, Pop TV™ and Smithsonian Channel™, among others, as well as the international extensions of these brands operated by ViacomCBS Networks International™; international broadcast networks, Network 10®, Channel 5® and Telefe®; and Pluto TV™, a leading free streaming TV platform in the United States (“U.S.”).

•

Filmed Entertainment. Our Filmed Entertainment segment develops, produces, finances, acquires and distributes films, television programming and other entertainment content in various markets and media worldwide primarily through Paramount Pictures®, Paramount Players™, Paramount Animation® and Paramount Television Studios™.

•

Publishing. Our Publishing segment publishes and distributes Simon & Schuster consumer books domestically and internationally and includes imprints such as Simon & Schuster®, Scribner™, Atria Books® and Gallery Books®.

We were organized as a Delaware corporation in 1986. Our principal offices are located at 1515 Broadway, New York, New York 10036. Our telephone number is (212) 258-6000 and our website is www.viacbs.com. Information included on or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus. On December 4, 2019, Viacom Inc. (“Viacom”) merged with and into CBS Corporation (“CBS”), with CBS continuing as the surviving company (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of August 13, 2019, as amended on October 16, 2019. At the effective time of the Merger, we changed our name to “ViacomCBS Inc.”

Recent Developments

Tender Offers

On May 12, 2020, we commenced cash tender offers (the “Tender Offers”) for up to $2.0 billion maximum aggregate purchase price with respect to our outstanding 3.875% Senior Notes due 2021, 2.500% Senior Notes due 2023, 2.900% Senior Notes due 2023, 3.250% Senior Notes due 2023, 4.250% Senior Notes due 2023, 7.125% Senior Notes due 2023, 7.875% Debentures due 2023, 5.875% Junior Subordinated Debentures due 2057, 3.375% Senior Notes due 2022, 3.125% Senior Notes due 2022 and 2.250% Senior Notes due 2022 (all such debt securities, collectively, the “Tender Offer Notes”). We intend to use the net proceeds from this offering, together with cash on hand, subject to the terms and conditions of the Tender Offers, for the purchase of the Tender Offer Notes tendered pursuant to the Tender Offers and the payment of related accrued interest, premiums, fees and expenses. Any net proceeds not used for the foregoing shall be used for general corporate purposes, including repayment of outstanding indebtedness. This offering is not conditioned upon consummation of the Tender Offers. We are permitted, subject to applicable law, to amend, extend or terminate the Tender Offers, and there can be no assurance that we will consummate the Tender Offers. This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the Tender Offer Notes and does not constitute a redemption notice for the Tender Offer Notes.

Debt Transactions

In April 2020, we issued $1.25 billion of 4.750% Senior Notes due 2025 and $1.25 billion of 4.950% Senior Notes due 2031. The net proceeds from that issuance were used for general corporate purposes, including, but not limited to, repayment of borrowings. Also in April 2020, we announced the full redemption of our $300 million of 4.30% Senior Notes due 2021, which were redeemed on May 4, 2020, and the full redemption of our $500 million of 4.500% Senior Notes due 2021, which will be redeemed on May 18, 2020. We refer to the issuance and redemptions described above collectively as the “Debt Transactions” in this prospectus supplement.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the senior notes, see “Description of the Senior Notes” beginning on page S-9 of this prospectus supplement.

Issuer	ViacomCBS Inc.

Securities offered	$2,000,000,000 aggregate principal amount of senior notes, consisting of:

•	$1,000,000,000 aggregate principal amount of 4.200% senior notes due 2032, and

•	$1,000,000,000 aggregate principal amount of 4.950% senior notes due 2050.

Maturity	The 2032 senior notes will mature on May 19, 2032.

The 2050 senior notes will mature on May 19, 2050.

Interest	Interest on the 2032 senior notes will accrue at the rate of 4.200% per year. Interest on the 2050 senior notes will accrue at the rate of 4.950% per year. Interest on the 2032 senior notes will be payable semi-annually in arrears on each May 19 and November 19, beginning on November 19, 2020. Interest on the 2050 senior notes will be payable semi-annually in arrears on each May 19 and November 19, beginning on November 19, 2020.

Ranking	The senior notes will be unsecured senior obligations of ViacomCBS Inc. and will rank equally with all of ViacomCBS Inc.’s existing and future unsecured senior obligations from time to time outstanding. As of March 31, 2020, ViacomCBS Inc. had approximately $17.21 billion of unsecured senior indebtedness outstanding, which consisted of approximately $16.70 billion of indebtedness outstanding as senior notes and senior debentures, approximately $312 million outstanding under its commercial paper program, approximately $200 million outstanding in short-term bank borrowings and no borrowings outstanding under its revolving credit facilities. The preceding sentence does not give effect to the Debt Transactions.

The senior notes will be structurally subordinated to all obligations of our subsidiaries including claims with respect to trade payables. As of March 31, 2020, our direct and indirect subsidiaries and other consolidated entities had $43 million of indebtedness outstanding under finance lease obligations.

Optional redemption

At any time on or after February 19, 2032 (the “2032 Par Call Date”) for the 2032 senior notes (three months prior to their maturity date), and at any time on or after November 19, 2049 (the “2050 Par Call Date,” and together with the 2032 Par Call Date, each a “Par Call Date”) for the 2050 senior notes (six months prior to their maturity date), the 2032 senior notes and the 2050 senior notes, respectively, may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of their principal amount to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

At any time and from time to time prior to the 2032 Par Call Date, in the case of the 2032 senior notes, and prior to the 2050 Par Call Date, in the case of the 2050 senior notes, we may redeem the 2032 senior notes and the 2050 senior notes, respectively, in whole or in part, at a redemption price equal to their principal amount plus the applicable premium, if any, and accrued and unpaid interest, if any, to, but not including, the redemption date. See “Description of the Senior Notes—Optional Redemption.”

Repurchase upon a change of control repurchase event	Upon the occurrence of both a change of control of ViacomCBS Inc. and a downgrade of the 2032 senior notes or the 2050 senior notes, as the case may be, below an investment grade rating by each of Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings, Ltd. within a specified period, we will make an offer to repurchase all or any part of each holder’s 2032 senior notes or 2050 senior notes, as the case may be, at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. See “Description of the Senior Notes—Purchase of Senior Notes upon a Change of Control Repurchase Event.”

Certain covenants	We will issue the senior notes under an indenture that will, among other things, limit our ability to:

•	consolidate, merge or sell all or substantially all of our assets;

•	create liens; and

•	enter into sale and leaseback transactions.

All of these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Senior Notes.”

Use of proceeds	We intend to use the net proceeds from this offering, after deducting underwriting discounts and our other fees and expenses related to this offering, together with cash on hand, subject to the terms and conditions of the Tender Offers, for the purchase of the Tender Offer Notes tendered pursuant to the Tender Offers and the payment of related accrued interest, premiums, fees and expenses. Any net proceeds not used for the foregoing shall be used for general corporate purposes, which may include repayment of outstanding indebtedness. This offering is not conditioned upon consummation of the Tender Offers. See “Use of Proceeds.”

Governing law	The senior notes and the indenture under which they will be issued will be governed by the laws of the State of New York.

Risk factors	See the risks that are described in the “Risk Factors” section of our 2019 Form 10-K and our Q1 2020 Form 10-Q, which are incorporated by reference herein, for a discussion of the factors you should consider carefully before deciding to invest in the senior notes.

The risks described in our 2019 Form 10-K and our Q1 2020 Form 10-Q are considered to be the most material but are not the only ones we are facing. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Summary Selected Consolidated Financial Data

The following tables present our summary selected consolidated financial data. The summary selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and the related “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2019 Form 10-K and in our Q1 2020 Form 10-Q, which are incorporated by reference herein.

Consolidated Statement of Operations Data

(in millions, except per share amounts)

	Three Months Ended March 31,(a)		Year Ended December 31,(a)
	2020(g)	2019(h)	2019(b)	2018(c)	2017(d)(e)
	(unaudited)
Revenues	$6,669	$7,100	$27,812	$27,250	$26,535
Operating income	$917	$1,804	$4,273	$5,204	$5,341
Net earnings from continuing operations (ViacomCBS and noncontrolling interests)	$511	$1,951	$3,301	$3,460	$3,320
Net earnings from continuing operations attributable to ViacomCBS	$508	$1,946	$3,270	$3,423	$3,268
Net earnings from continuing operations per common share attributable to ViacomCBS:
Basic	$.83	$3.17	$5.32	$5.55	$5.11
Diluted	$.82	$3.15	$5.30	$5.51	$5.05
Weighted average number of common shares outstanding:
Basic	614	613	615	617	640
Diluted	616	617	617	621	647
Dividends per common share:
ViacomCBS Inc. (formerly CBS Corporation)	$.24	$.18	$.78	$.72	$.72
Viacom Inc.(f)	N/A	$.20	$.60	$.80	$.80

Consolidated Balance Sheet Data

(in millions)

	As of March 31,	As of December 31,(a)
	2020(i)	2019	2018
	(unaudited)
Total assets	$49,045	$49,519	$44,497
Total debt	$18,537	$18,719	$19,113
Total ViacomCBS stockholders’ equity	$13,449	$13,207	$10,449
Total equity	$13,521	$13,289	$10,503

(a)

On December 4, 2019, Viacom merged with and into CBS, with CBS continuing as the surviving company. At the effective time of the Merger, the combined company changed its name to ViacomCBS Inc. The Merger has been accounted for as a transaction between entities under common control and therefore, the net assets of Viacom were combined with those of CBS at their historical carrying amounts and the companies have been presented on a combined basis for all periods presented.

(b)

For 2019, the following items affected the comparability of results: costs for restructuring and other corporate matters, including costs related to the Merger, of $775 million ($641 million, net of tax); programming charges of $589 million ($447 million, net of tax); a gain on sale of assets of $549 million ($386 million, net of tax); and discrete tax benefits of $827 million.

(c)

For 2018, the following items affected the comparability of results: costs for restructuring and other corporate matters of $490 million ($374 million, net of tax); programming charges of $162 million ($123 million, net of tax); and discrete tax benefits of $297 million.

(d)

For 2017, the following items affected the comparability of results: restructuring charges of $258 million ($163 million, net of tax); programming charges of $144 million ($94 million, net of tax); a gain on sale of assets of $146 million ($130 million, net of tax); a gain on the sale of EPIX of $285 million ($189 million, net of tax); a pension settlement charge of $352 million ($237 million, net of tax); and discrete tax benefits of $321 million.

(e)

On November 16, 2017, we completed the disposition of CBS Radio Inc. (“CBS Radio”) through a tax-free split-off. CBS Radio has been presented as a discontinued operation in the consolidated financial statements for all periods presented.

(f)	Amounts reflect the historical dividends of Viacom Inc. and have not been adjusted for the conversion to ViacomCBS shares in connection with the Merger.
(g)	For the three months ended March 31, 2020, the comparability of results was impacted by costs for restructuring and other corporate matters of $233 million ($186 million, net of tax).
(h)

For the three months ended March 31, 2019, the following items affected the comparability of results: costs for restructuring and other corporate matters of $178 million ($135 million, net of tax), a gain on sale of assets of $549 million ($386 million, net of tax) and discrete tax benefits of $768 million.

(i)	Consolidated balance sheet data as of March 31, 2020 does not give effect to the Debt Transactions.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the senior notes, after deducting the underwriting discounts and our other offering fees and expenses, will be approximately $1,908,470,000. We intend to use the net proceeds from this offering, together with cash on hand, subject to the terms and conditions of the Tender Offers, for the purchase of the Tender Offer Notes tendered pursuant to the Tender Offers and the payment of related accrued interest, premiums, fees and expenses. Any net proceeds not used for the foregoing shall be used for general corporate purposes, which may include repayment of outstanding indebtedness. This offering is not conditioned upon consummation of the Tender Offers.

DESCRIPTION OF THE SENIOR NOTES

General

The 2032 senior notes and the 2050 senior notes offered hereby will each be issued as separate series of debt securities under an indenture dated as of March 27, 2020, as supplemented from time to time (the “indenture”), between ViacomCBS Inc., as issuer (in this Description of the Senior Notes, “ViacomCBS”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). In this Description of the Senior Notes, “ViacomCBS,” “we,” “us,” “our” and similar words refer to ViacomCBS Inc. and not to any of its consolidated subsidiaries unless the context otherwise requires.

We provide information to you about the senior notes in two separate documents:

•	this prospectus supplement; and

•	the accompanying prospectus.

The following statements about the senior notes are summaries and are subject to, and qualified in their entirety by reference to, the accompanying prospectus and the indenture. See “Description of Debt Securities” in the accompanying prospectus for additional information concerning the senior notes and the indenture. The following statements, therefore, do not contain all of the information that may be important to you. Not all the defined terms used in this prospectus supplement are defined herein, and you should refer to the accompanying prospectus or the indenture for the definitions of such terms. The provisions of the indenture set forth the terms of the senior notes in greater detail than this prospectus supplement or the accompanying prospectus. If the statements in this prospectus supplement differ from the provisions of the indenture, the provisions of the indenture control. A copy of the indenture was filed with the SEC as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

The senior notes:

•	will be unsecured senior obligations of ViacomCBS;

•	will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof;

•	will rank equally with all of our other unsecured and unsubordinated senior indebtedness from time to time outstanding; and

•

will initially be limited to $1,000,000,000 aggregate principal amount of 2032 senior notes and $1,000,000,000 aggregate principal amount of 2050 senior notes, which aggregate principal amounts may, without the consent of holders, be increased in the future on the same terms as to status, CUSIP number or otherwise as the relevant series of senior notes being offered hereby.

Principal, Maturity and Interest

Each 2032 senior note will bear interest at a rate of 4.200% per year and each 2050 senior note will bear interest at a rate of 4.950% per year. Interest will be payable semi-annually in arrears on the 2032 senior notes on May 19 and November 19 of each year, beginning on November 19, 2020. Interest will be payable semi-annually in arrears on the 2050 senior notes on May 19 and November 19 of each year, beginning on November 19, 2020. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the 2032 senior notes will accrue from and including May 19, 2020 and will be paid to holders of record of the 2032 senior notes on May 4 and November 4 immediately before the respective interest payment date. Interest on the 2050 senior notes will accrue from and including May 19, 2020 and will be paid to holders of record of the 2050 senior notes on May 4 and November 4 immediately before the respective interest payment date.

The 2032 senior notes will mature on May 19, 2032 and the 2050 senior notes will mature on May 19, 2050. On the relevant maturity date of the senior notes, the holders will be entitled to receive 100% of the principal amount of the 2032 senior notes or the 2050 senior notes, as the case may be.

If any maturity date, redemption date or interest payment date falls on a day that is not a business day, then payment of principal and interest, as applicable, may be made on the next succeeding business day and no interest will accrue because of such delayed payment.

Ranking

The senior notes will be unsecured senior obligations of ViacomCBS and will rank equally with all of ViacomCBS’ existing and future unsecured senior obligations. As of March 31, 2020, ViacomCBS had approximately $17.21 billion of unsecured senior indebtedness outstanding, which consisted of approximately $16.70 billion of indebtedness outstanding as senior notes and senior debentures, approximately $312 million outstanding under its commercial paper program, approximately $200 million outstanding in short-term bank borrowings and no borrowings outstanding under its revolving credit facilities. The preceding sentence does not give effect to the Debt Transactions.

We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the senior notes. The senior notes will be structurally subordinated to all obligations of our subsidiaries including claims with respect to trade payables. This means that holders of the senior notes will have a junior position to the claims of creditors of our subsidiaries on the assets and earnings of such subsidiaries. As of March 31, 2020, our direct and indirect subsidiaries and other consolidated entities had $43 million of indebtedness outstanding under finance lease obligations.

Further Issues

We may from time to time, without notice to or the consent of the holders of the senior notes currently offered hereby, create and issue further 2032 senior notes and 2050 senior notes ranking equally and ratably in all respects with the senior notes of such series, as the case may be, or in all respects except for the issue date, price to the public and payment of interest accruing prior to the issue date or except, in some circumstances, for the first payment of interest following the issue date of those further senior notes. Any such further senior notes will be consolidated with and form a single series with the 2032 senior notes or the 2050 senior notes currently being offered, as the case may be, and will have the same terms as to status, CUSIP number or otherwise as such series of senior notes, provided that any such further senior notes that are not fungible for U.S. federal income tax purposes with the senior notes currently being offered will be issued with a different CUSIP number.

Optional Redemption

At any time and from time to time on or after the respective Par Call Dates for the 2032 senior notes and the 2050 senior notes, the 2032 senior notes and the 2050 senior notes, respectively, may be redeemed in whole or in part, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed, plus accrued and unpaid interest on the senior notes to be redeemed, if any, to, but not including, the date of redemption. We will transmit notice of any such redemption at least 10 days, but not more than 45 days, before the date of redemption to each holder of the senior notes to be redeemed.

At any time and from time to time prior to the respective Par Call Dates, we may redeem some or all of the 2032 senior notes and/or the 2050 senior notes, as the case may be, at our option, on not less than 10 nor more than 45 days’

prior notice, at a redemption price equal to the sum of the principal amount, the relevant Make-Whole Amount, if any, described below and any accrued and unpaid interest, if any, to, but not including, the date of redemption. Holders of record on a record date that is on or prior to a redemption date will be entitled to receive interest due on the interest payment date.

The term “Make-Whole Amount” means the excess, if any, of (i) the aggregate present value as of the date of the redemption of the principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable to the applicable Par Call Date if redemption had not been made, determined by discounting, on a semi-annual basis, the remaining principal and interest at the respective Reinvestment Rate described below (determined on the third business day preceding the date fixed for redemption) from the dates on which the principal and interest would have been payable on the applicable Par Call Date, to the date of redemption, over (ii) the aggregate principal amount of such 2032 senior notes or 2050 senior notes, as the case may be.

The term “Par Call Date” means, with respect to the 2032 senior notes, February 19, 2032, the date that is three months prior to the maturity of the 2032 senior notes and, with respect to the 2050 senior notes, November 19, 2049, the date that is six months prior to the maturity of the 2050 senior notes.

The term “Reinvestment Rate” means (i) the arithmetic mean of the yields published in the most recent Statistical Release under the caption “U.S. Government Securities—Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to the applicable Par Call Date, as of the payment date of the principal being redeemed or paid (the “Treasury Yield”), plus (ii) 0.500%, in the case of the 2032 senior notes, or 0.500%, in the case of the 2050 senior notes. If no maturity exactly corresponds to the applicable Par Call Date, yields for the two published maturities most closely corresponding to the applicable Par Call Date would be so calculated and the Reinvestment Rate would be interpolated or extrapolated on a straight-line basis, rounding to the nearest month. The most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used for purposes of calculating the Reinvestment Rate.

The term “Statistical Release” means the statistical release designated “H.15” or any successor publication which is published daily by the Federal Reserve and which reports yields on actively traded U.S. government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by us.

The Make-Whole Amount will be calculated by an independent investment banking institution of national standing appointed by us. If the Reinvestment Rate is not available as described above, the Reinvestment Rate will be calculated by interpolation or extrapolation of comparable rates selected by the independent investment banking institution. In no event shall the Trustee be responsible for calculating the Make-Whole Amount.

On and after the redemption date, interest will cease to accrue on such senior notes or any portion of the senior notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest, if any, to, but not including, the redemption date on such senior notes to be redeemed on such date. If less than all of the senior notes are to be redeemed, the senior notes to be redeemed shall be selected in accordance with the procedures of the Depositary or by such method as the Trustee shall deem appropriate. Additionally, we may at any time repurchase senior notes in the open market and may hold or surrender such senior notes to the Trustee for cancellation.

Notice of any redemption of the senior notes in connection with a corporate transaction that is pending (including an equity offering, an incurrence of indebtedness or a change of control) may, at our discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of the transaction. If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the redemption date. We shall notify holders of any such rescission as soon as practicable after we determine that we will not be able to satisfy or otherwise waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the senior notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Purchase of Senior Notes upon a Change of Control Repurchase Event

Unless we have previously exercised our right to redeem all the senior notes of the applicable series as described under “—Optional Redemption” above, upon the occurrence of a Change of Control Repurchase Event (defined below) in respect of either series of the senior notes, we will make an offer to each holder of such series of senior notes, as to which the Change of Control Repurchase Event has occurred to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s senior notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase (the “Change of Control Price”). Within 30 days following any Change of Control Repurchase Event in respect of the applicable senior notes or, at our option, prior to any Change of Control (defined below), but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the applicable senior notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of either series of the senior notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of either series of the senior notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of such series of the senior notes by reason of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

(1)	accept for payment all senior notes or portions of senior notes properly tendered and not withdrawn pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all senior notes or portions of senior notes accepted for purchase; and

(3)

deliver or cause to be delivered to the Trustee the senior notes accepted for purchase, together with an officers’ certificate stating the aggregate principal amount of senior notes being purchased by us.

The paying agent will promptly pay, from funds deposited by us for such purpose, to each holder of senior notes accepted for purchase, the purchase price for such senior notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new senior note equal in principal amount to any unpurchased portion of any senior notes surrendered.

We will not be required to make an offer to repurchase the senior notes subject to any Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all senior notes properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act) other than us or one of our Affiliates;

(2)	the first day on which a majority of the members of our board of directors are not Continuing Directors;

(3)

the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than us, one of our subsidiaries or Redstone Family Members, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock, and following such transaction or transactions, Redstone Family Members beneficially own less than 50% of our Voting Stock, in each case, measured by voting power rather than number of shares; or

(4)

the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of our common stock, following which Redstone Family Members beneficially own, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.

“Below Investment Grade Rating Event” with respect to either series of the senior notes means that such series of senior notes becomes rated below Investment Grade by all of the Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such series of senior notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who:

(1)	was a member of such board of directors on the first date that any of the senior notes were issued; or

(2)

was nominated for election or elected to our board of directors (i) with the approval of Redstone Family Members representing not less than 50% of our Voting Stock, measured by voting power rather than number of shares, or (ii) with the approval of a majority of the Continuing Directors who were members of our board at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the relevant series of senior notes, as the case may be, for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Redstone Family Members” includes only the following persons: (i) Mr. Sumner Redstone, (ii) the estate of Mr. Redstone; (iii) each descendant of Mr. Redstone or spouse or former spouse of Mr. Redstone and their respective estates, guardians, conservators or committees; (iv) any spouse or former spouse of Mr. Redstone; (v) each “Family Controlled Entity” (as defined below); and (vi) the trustees, in their respective capacities as such, of each “Family Controlled Trust” (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if more than 50% of its board of directors is composed of Redstone Family Members; (ii) any other corporation if more than 50% of the value of its outstanding equity is owned by Redstone Family Members; (iii) any partnership if more than 50% of the value of its partnership interests is owned by Redstone Family Members; and (iv) any limited liability or similar company if more than 50% of the value of the company is owned by Redstone Family Members. The term “Family Controlled Trust” includes certain trusts existing on May 12, 2020 and any other trusts the primary beneficiaries of which are Redstone Family Members, spouses of Redstone Family Members and/or charitable organizations, provided that if the trust is a wholly charitable trust, more than 50% of the trustees of such trust consist of Redstone Family Members.

“Fitch” means Fitch Ratings, Ltd.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means:

(1)	each of Moody’s, S&P and Fitch; and

(2)

if any of Moody’s, S&P or Fitch ceases to rate the relevant series of senior notes or fails to make a rating of the relevant series of senior notes, as the case may be, publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

An “Affiliate” of ViacomCBS means any person directly or indirectly controlling, controlled by or under direct or indirect common control with ViacomCBS, or directly or indirectly controlled by a Redstone Family Member.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption prior to maturity or sinking fund payments for the senior notes.

The Trustee, Security Registrar and Paying Agent

Deutsche Bank Trust Company Americas, acting through its principal corporate trust office at 60 Wall Street, 24th Floor, New York, New York 10005 is the Trustee for the senior notes and is the security registrar and paying agent for the senior notes. Principal and interest will be payable, and the senior notes will be transferable, at the office of the paying agent and security registrar. We may, however, pay interest by wire or by check mailed to registered holders of the senior notes. At the maturity of the 2032 senior notes and the 2050 senior notes, as the case may be, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such senior notes at the office of the Trustee.

Events of Default

See “Description of Debt Securities—Defaults and Remedies” in the accompanying prospectus.

Application of Defeasance Provision

The accompanying prospectus contains a section entitled “Description of Debt Securities—Defeasance and Covenant Defeasance.” That section describes provisions for the full defeasance and covenant defeasance of securities issued under the indenture. Those provisions will apply to the senior notes.

To effect full defeasance or covenant defeasance of either series of senior notes, we would be required to deliver to the Trustee an opinion of counsel to the effect that the deposit of money or U.S. government obligations in the trust created when we elect full defeasance or covenant defeasance will not cause the holders of the affected series of securities to recognize income, gain or loss for U.S. federal income tax purposes.

Book Entry, Delivery and Form

Each series of senior notes will be issued in the form of one or more fully registered global securities (each a “Global Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. We will not issue senior notes in certificated form except in certain circumstances. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the “Depositary Participants”). Investors may elect to hold interests in the Global Securities through either the Depositary (in the United States), or Clearstream Banking S.A., Luxembourg (“Clearstream Luxembourg”), or Euroclear (in Europe) if they are participants in those systems, or, indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the Global Securities will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the Global Securities may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

So long as the Depositary or its nominee is the registered owner of the Global Securities, the Depositary or its nominee will be considered the sole owner or holder of our notes represented by the Global Securities for all purposes under the indenture. Except as provided in the indenture, owners of beneficial interests in the Global Securities will not be entitled to have Global Securities represented by the Global Securities registered in their names, will not receive or be entitled to receive physical delivery of Global Securities in definitive form and will not be considered the owners or holders thereof under the indenture.

Principal and interest payments on Global Securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Securities. None of us, the Trustee, any paying agent or security registrar for our senior notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Securities or for maintaining, supervising or reviewing any records relating to these beneficial interests.

We expect that the Depositary for our senior notes or its nominee, upon receipt of any payment of principal or interest, will credit the Depositary Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Securities as shown on the records of the

Depositary or its nominee. We also expect that payments by Depositary Participants to owners of beneficial interest in the Global Securities held through these Depositary Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of these Depositary Participants.

The Depositary has advised us and the underwriters that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the underwriters of the senior notes), banks, trust companies, clearing corporations and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries. Access to the Depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the SEC.

According to the Depositary, the foregoing information with respect to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters of the senior notes or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the senior notes held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is operated by Euroclear Bank S.A./N.V. or the “Euroclear operator” under contract with Euroclear plc, a U.K. corporation. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the senior notes.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Financial Services and Markets Authority (Autorité des services et marchés financiers) and the National Bank of Belgium (Banque Nationale de Belgique).

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to senior notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the 2032 senior notes or the 2050 senior notes, as the case may be, in definitive form in exchange for the entire Global Security representing such senior notes. In this case, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of senior notes represented by such Global Security equal in principal amount to such beneficial interest and to have such senior notes registered in its name.

Title to book-entry interests in the senior notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the senior notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the senior notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the senior notes among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global Clearance and Settlement Procedures

Initial settlement for the senior notes will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Luxembourg participants or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the senior notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of the senior notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the senior notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of senior notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of senior notes to holders that purchase senior notes in this offering at their initial offering price, and that hold senior notes as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect) and any such change could affect the accuracy of the statements and conclusions set forth herein. This summary does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as certain financial institutions, insurance companies, tax-exempt organizations, partnerships (or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) and other pass-through entities, dealers in securities or foreign currencies, U.S. Holders (as defined below) whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar, corporations treated as “controlled foreign corporations” or “passive foreign investment companies,” persons that are members of an “expanded group” within the meaning of Treasury Regulations Section 1.385-1 of which ViacomCBS is also treated as a member, persons holding either series of senior notes in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or the Medicare tax on net investment income or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. Persons considering the purchase of either series of senior notes should consult their tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions and any other tax laws, including gift and estate tax liability, as may be applicable to their particular situations.

ViacomCBS believes that the senior notes constitute indebtedness for U.S. federal income tax purposes, and the following discussion assumes such treatment. No ruling has been or will be obtained from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax treatment of the senior notes, and no assurances can be given that the IRS will not take a contrary position.

As used in this section, a “U.S. Holder” means a beneficial owner of either series of senior notes that is, for U.S. federal income tax purposes, a U.S. person. For this purpose, a “U.S. person” means (i) any individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996 that were treated as U.S. persons prior to such date may elect to continue to be treated as U.S. persons.

A “Non-U.S. Holder” is a beneficial owner of either series of senior notes that is neither a U.S. person nor a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes). If a holder of either series of senior notes is a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes), the tax treatment of the partnership and each partner in such partnership generally will depend on the activities of the partnership and the status of the partner. Partnerships that hold either series of senior notes, and partners in such partnerships, should consult their own tax advisors.

Tax Consequences to U.S. Holders

Payments of Stated Interest

Stated interest on the senior notes will generally be taxable to a U.S. Holder as ordinary interest income at the time any such interest accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

ViacomCBS believes that the senior notes should not be classified as “contingent payment debt instruments” under U.S. federal income tax law by reason of the potential for payment of premium upon a Change of Control Repurchase Event. ViacomCBS’ determinations on these matters are binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS may take a different position, which could require a U.S. Holder to accrue income on its senior notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a senior note. The remainder of this discussion assumes that the senior notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

Sale, Taxable Exchange, Redemption, Retirement or Other Taxable Disposition of the Senior Notes

A U.S. Holder will recognize gain or loss on the sale, taxable exchange, redemption, retirement or other taxable disposition of a senior note in an amount equal to the difference between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in gross income) and the U.S. Holder’s adjusted tax basis in the senior note. Such gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the senior note for more than one year. A U.S. Holder’s adjusted tax basis in a senior note generally will be the cost of such senior note, less any prior principal payments received by such U.S. Holder. Under current law, long-term capital gains of certain U.S. Holders (including individuals) generally are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations under the Code.

Tax Consequences to Non-U.S. Holders

Under present U.S. federal income tax law, and subject to the discussions below in “Backup Withholding and Information Reporting—Non-U.S. Holders” and “FATCA”:

(a)

payments of interest on the senior notes by ViacomCBS or its paying agent to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that (i) such holder does not own, actually or constructively, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of ViacomCBS entitled to vote, (ii) such holder is not a controlled foreign corporation related, directly or indirectly, to ViacomCBS through stock ownership, (iii) such holder is not a bank that received such senior notes in an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and (iv) the requirement to certify such holder’s non-U.S. status, as set forth in Section 871(h) or Section 881(c) of the Code and under applicable Treasury Regulations, has been fulfilled prior to payment with respect to the beneficial owner, as discussed below; and

(b)

a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, taxable exchange, redemption, retirement or other taxable disposition of its senior notes, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States, or, generally, such individual has a “tax home” in the United States or (ii) such gain is effectively connected with such holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, generally is attributable to a U.S. “permanent establishment” maintained by such holder).

If a Non-U.S. Holder is an individual described in subparagraph (b)(i) above, such holder will be subject to a 30% tax on the gains derived from the sale, taxable exchange, redemption, retirement or other taxable disposition of its senior notes, which may be offset by U.S. source capital losses.

The certification requirement referred to in subparagraph (a) will be fulfilled if the Non-U.S. Holder certifies on the applicable IRS Form W-8BEN or IRS Form W-8BEN-E or a successor form under penalties of perjury, that such Non-U.S. Holder is not a U.S. person and provides its name and address, and (i) such Non-U.S. Holder files such applicable IRS Form W-8BEN or IRS Form W-8BEN-E or a successor form with the withholding agent or (ii) in the case of either series of senior notes held on behalf of the beneficial owner by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the applicable IRS Form W-8BEN or IRS Form W-8BEN-E or a successor form from the Non-U.S. Holder, furnishes the withholding agent with a copy thereof, and otherwise complies with the applicable IRS requirements.

If a Non-U.S. Holder cannot satisfy the requirement described in subparagraph (a) above, payments of interest made to such holder will generally be subject to a 30% U.S. federal withholding tax unless the Non-U.S. Holder provides the withholding agent with a properly executed IRS Form W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction in withholding under an applicable income tax treaty.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on either series of senior notes (or gain realized on their sale, taxable exchange or other disposition) is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, generally is attributable to a U.S. “permanent establishment” maintained by such holder), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular U.S. federal income tax on such effectively connected interest (or gain), generally in the same manner as if it were a U.S. Holder. See “Tax Consequences to U.S. Holders” above. In lieu of the certificate described above, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or successor form, as appropriate, prior to payment to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on its earnings and profits for the taxable year attributable to such effectively connected interest (or gain), subject to certain adjustments.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury Regulations thereunder, commonly referred to as “FATCA,” generally imposes a U.S. federal withholding tax of 30% on any U.S.-source interest paid on debt obligations if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, the entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation.

The United States has entered into (and may enter into more) intergovernmental agreements (“IGAs”) with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs may alter one or more of the FATCA information reporting or withholding rules. Non-U.S. Holders are urged to consult their own tax advisors regarding FATCA and the application of these requirements to their investment in either series of senior notes.

Backup Withholding and Information Reporting

U.S. Holders

Under current U.S. federal income tax law, information reporting requirements apply to certain payments of principal, interest, premium, if any, or proceeds of sales or other dispositions to noncorporate U.S. Holders. In addition, a backup withholding tax will apply to such payments (at a rate of 24%) if the noncorporate U.S. Holder (i) fails to furnish its Taxpayer Identification Number (“TIN”) which, for an individual is his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments, or (iv) under certain circumstances fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest and other payments made to a Non-U.S. Holder will generally be reported to such Non-U.S. Holder and to the IRS on IRS Form 1042-S or any successor form. Copies of the information returns reporting such interest and other payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable tax treaty.

Backup withholding will not apply to payments made on either series of senior notes if the certifications required by Sections 871(h) and 881(c) of the Code as described above in “Tax Consequences to Non-U.S. Holders” are properly submitted, provided that ViacomCBS or its paying agent or the qualified intermediary, as the case may be, does not have actual knowledge or reason to know that the payee is a U.S. person. Under current Treasury Regulations, payments on the sale, taxable exchange, redemption, retirement, or other taxable disposition of either series of senior notes made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income for certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership with certain connections to the United States;

then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies, under penalties of perjury, that such Non-U.S. Holder (i) is not a U.S. person and the broker does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or (ii) otherwise establishes an exemption.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the Non-U.S. Holder files a U.S. federal income tax return and the required information is timely furnished to the IRS.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the senior notes. Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the senior notes listed opposite their names below.

Underwriter	2032 Senior Notes	2050 Senior Notes
Citigroup Global Markets Inc.	$102,500,000	$102,500,000
Deutsche Bank Securities Inc.	102,500,000	102,500,000
J.P. Morgan Securities LLC	102,500,000	102,500,000
Mizuho Securities USA LLC	102,500,000	102,500,000
BofA Securities, Inc.	102,500,000	102,500,000
Goldman Sachs & Co. LLC	102,500,000	102,500,000
Morgan Stanley & Co. LLC	102,500,000	102,500,000
BNP Paribas Securities Corp.	35,000,000	35,000,000
Credit Suisse Securities (USA) LLC	35,000,000	35,000,000
RBC Capital Markets, LLC	35,000,000	35,000,000
U.S. Bancorp Investments, Inc.	35,000,000	35,000,000
SG Americas Securities, LLC	20,000,000	20,000,000
SMBC Nikko Securities America, Inc	20,000,000	20,000,000
TD Securities (USA) LLC	20,000,000	20,000,000
Banca IMI S.p.A.	12,500,000	12,500,000
BNY Mellon Capital Markets, LLC	12,500,000	12,500,000
ICBC Standard Bank Plc	12,500,000	12,500,000
Siebert Williams Shank & Co., LLC	12,500,000	12,500,000
SunTrust Robinson Humphrey, Inc.	12,500,000	12,500,000
Academy Securities, Inc.	5,000,000	5,000,000
Loop Capital Markets LLC	5,000,000	5,000,000
R. Seelaus & Co., LLC	5,000,000	5,000,000
Samuel A. Ramirez & Company, Inc.	5,000,000	5,000,000

Total	$1,000,000,000	$1,000,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the senior notes sold pursuant to the underwriting agreement if any of the senior notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the joint book-running managers, in covering syndicate short positions or making stabilization purchases, repurchase senior notes originally sold by that syndicate member.

Discounts

The underwriters have advised us that they propose initially to offer the senior notes to the public at the respective public offering prices on the cover page of this prospectus supplement. After the initial public offering, the public offering prices, concessions and discounts may be changed.

The expenses of the offering, not including the underwriting discounts, are estimated to be approximately $3.1 million and are payable by us.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering.

	Per Senior Note	Total
2032 Senior Notes	0.475%	$4,750.000
2050 Senior Notes	0.750%	$7,500,000
		$12,250,000

Senior notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any senior notes sold by the underwriters to securities dealers may be sold at the public offering price less a concession not in excess of 0.300% of the principal amount of the 2032 senior notes and 0.450% of the principal amount of the 2050 senior notes. The underwriters may allow, and such securities dealers may reallow, a discount from the public offering price of up to 0.175% of the principal amount of the 2032 senior notes and 0.300% of the principal amount of the 2050 senior notes. If all of the senior notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

Trading of Senior Notes

The 2032 senior notes and the 2050 senior notes are each new issues of securities with no established trading market. We have not listed and do not intend to list either series of senior notes on any U.S. national securities exchange or quotation system.

We have been advised by the underwriters that they presently intend to make a market in the senior notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the 2032 senior notes or the 2050 senior notes or that an active public market for either series of senior notes will develop. If an active market for either series of senior notes does not develop, the market price and liquidity of such series of senior notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the senior notes. These stabilization transactions consist of bids or purchases to peg, fix or maintain the price of such senior notes. Specifically, the underwriters may sell a principal amount of either series of senior notes greater than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of such series of senior notes available for purchase by the underwriters. The underwriters can close out a covered short sale by purchasing such senior notes in the open market. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, each series of senior notes in the open market to stabilize the price of such senior notes. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the 2032 senior notes or the 2050 senior notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

In connection with the offering of the senior notes, the underwriters (or persons acting on their behalf) may over-allot senior notes or effect transactions with a view to supporting the market price of the senior notes during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization action may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant senior notes is made and, if begun, may be ended at any time, but it must end no later than 30 days after the date on which the issuer received the proceeds of the issue, or no later than 60 days after the date of allotment of the relevant senior notes, whichever is earlier. Any stabilization action or over-allotment must be conducted by the underwriters (or persons acting on their behalf) in accordance with all applicable laws and rules, and will be undertaken at the offices of the underwriters (or persons acting on their behalf) and on the over-the-counter market.

Other Relationships

Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking, corporate trust and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC will act as dealer managers for the Tender Offers. To the extent any of the underwriters or their affiliates own debt securities that are the subject of the Tender Offers, they may tender such debt securities pursuant to the terms of the Tender Offers. As a result, one or more of the underwriters may receive a portion of the net proceeds from this offering.

The underwriters are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may occasionally hedge, their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially either series of senior notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of either series of senior notes offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase senior notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase senior notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the senior notes constituting part of its allotment solely outside the United States.

One or more of the underwriters may be restricted in its U.S. securities dealings under the Bank Holding Company Act and may not be U.S.-registered broker-dealer(s). All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers.

Selling Restrictions

The senior notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of senior notes in certain jurisdictions may be restricted by law and therefore persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any restrictions, including those set out in the paragraphs that follow. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

This prospectus supplement and the accompanying prospectus do not constitute an offer to purchase or subscribe for any of the senior notes to any person in any jurisdiction to whom it is unlawful to make such offer or solicitation in such jurisdiction. No persons receiving a copy of this prospectus supplement and the accompanying prospectus in any such jurisdiction may treat this prospectus supplement and the accompanying prospectus as constituting an offer, invitation or solicitation to them to purchase or subscribe for senior notes in the relevant jurisdiction.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the senior notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the senior notes, in or from any jurisdiction except under circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

In the paragraphs below headed “Notice to Prospective Investors in the European Economic Area and the United Kingdom” and “Notice to Prospective Investors in the United Kingdom,” the expression (i) “Prospectus Regulation ” means Regulation (EU) 2017/1129 (as amended or superseded) (ii) “Relevant State” means a Member State of the European Economic Area and the United Kingdom, and (iii) “qualified investor” means persons in Relevant States who are “qualified investors” within the meaning of the Prospectus Regulation.

In the paragraphs below headed “Notice to Prospective Investors in the European Economic Area and the United Kingdom” and “Notice to Prospective Investors in the United Kingdom,” references to Regulations or Directives include, in relation to the United Kingdom, those Regulations or Directives as they form part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in United Kingdom domestic law, as appropriate.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the senior notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The senior notes may not be offered for sale, nor may application for the sale or purchase or any senior notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the senior notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the senior notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the Australian Securities Exchange.

Notice to Prospective Investors in Canada

Any series of the senior notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of any series of the senior notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

This prospectus supplement has been prepared on the basis that any offer of any series of senior notes in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of such senior notes. Accordingly, any person making or intending to make an offer in that Relevant State of any series of senior notes which are the subject of the offering contemplated in this prospectus supplement may only do so to legal entities which are qualified investors as defined in the Prospectus Regulation, provided that no such offer of senior notes shall require the issuer or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Neither the issuer nor the underwriters have authorized, nor do they authorize, the making of any offer of any series of senior notes to any legal entity which is not a qualified investor as defined in the Prospectus Regulation.

Each underwriter has represented to and agreed that it has not offered, sold or otherwise made available any senior notes to any retail investor in a Relevant State. For the purposes of this provision:

(a)

The expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of the IDD, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and

(b)

The expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe for the senior notes.

Each person in a Relevant State who receives any communication in respect of, or who acquires any senior notes under, the offers to the public contemplated in this prospectus supplement, or to whom the senior notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the issuer that it and any person on whose behalf it acquires senior notes is: (1) a “qualified investor” within the meaning of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus is for distribution only to persons who: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (the “FSMA”) (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are otherwise persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

Each underwriter has represented, warranted and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of either series of the senior notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to either series of the senior notes in, from or otherwise involving the United Kingdom.

In connection with the offering, the underwriters are not acting for anyone other than the issuer. Neither the underwriters nor any of their FCA-regulated affiliates will be responsible to anyone other than the issuer for providing the protections afforded to their clients not for providing advice in relation to the offering.

Notice to Prospective Investors in Hong Kong

The senior notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the senior notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Japan

The senior notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The senior notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the senior notes may not be circulated or distributed, nor may the senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA ) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the senior notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the senior notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the senior notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the senior notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the senior notes described herein. The senior notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the senior notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the senior notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The senior notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the senior notes offered should conduct their own due diligence on the senior notes. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the senior notes may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates

The senior notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Other

We expect to deliver the senior notes against payment therefor in New York City on or about the expected settlement date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement and of the pricing of the senior notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade senior notes on any date prior to the date that is two business days before delivery will be required, by virtue of the fact that the senior notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Our Class A common stock and Class B common stock are listed on The NASDAQ Global Select Market under the symbols “VIACA” and “VIAC,” respectively.

INCORPORATION BY REFERENCE

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed on February 20, 2020);

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 (filed on May 7, 2020);

•	Our definitive Proxy Statement on Schedule 14A filed on April 3, 2020; and

•

Our Current Reports on Form 8-K, filed on December 4, 2019 (as amended by our Current Report on Form 8-K/A filed on February  13, 2020), January 23, 2020, January 31, 2020 (as amended by our Current Report on Form 8-K/A filed on February  3, 2020), March  27, 2020 (only with respect to Item 8.01 thereof), April  1, 2020, May 8, 2020 and May 12, 2020.

You may obtain a copy of this information at no cost, by writing or telephoning us at the following address:

ViacomCBS Inc.

1515 Broadway

52nd Floor

New York, New York 10036

Attn: Investor Relations

Phone Number: (212) 258-6000

LEGAL MATTERS

The validity of the securities to be offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York, and for the underwriters by Hughes Hubbard & Reed LLP, New York, New York. Hughes Hubbard & Reed LLP has from time to time performed legal services for ViacomCBS including its affiliates. One of our directors is a partner of Hughes Hubbard & Reed LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

VIACOMCBS INC.

Debt Securities

Preferred Stock

Class A Common Stock

Class B Common Stock

Warrants

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell, from time to time, in one or more offerings and series, together or separately:

•	debt securities;

•	preferred stock;

•	voting Class A Common Stock;

•	non-voting Class B Common Stock; and

•	warrants representing rights to purchase any of the other securities that may be sold under this prospectus.

The debt securities may be convertible into or exchangeable for Class A Common Stock, Class B Common Stock or preferred stock, and the preferred stock may be convertible into or exchangeable for Class A Common Stock or Class B Common Stock.

Our voting Class A Common Stock and non-voting Class B Common Stock are listed and traded on The Nasdaq Global Select Market under the symbols “VIACA” and “VIAC,” respectively.

Investing in our securities involves risks that are referenced under the caption “Risk Factors” on page i of this prospectus.

When we offer securities we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

We may offer and sell these securities to or through one or more underwriters, dealers or agents or directly to one or more purchasers on a delayed or continuous basis. Selling security holders may offer and sell their securities from time to time on terms described in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 27, 2020.

RISK FACTORS

Prior to making any investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement and in our periodic reports filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein, together with all of the other information appearing in this prospectus, in the applicable prospectus supplement or incorporated by reference into this prospectus or into the applicable prospectus supplement in light of their particular investment objectives and financial circumstances.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing the “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of such offering. The prospectus supplement may also add to, update or change information contained in this prospectus. The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in such offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.” You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation by Reference.”

In this prospectus we use the terms “ViacomCBS,” “we,” “us,” and “our” and similar words to refer to ViacomCBS Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise. References to “securities” include any security that we might offer under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus, in the related prospectus supplement or in any free writing prospectus that we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus or that any document incorporated by reference into this prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since such date.

Some of the market and industry data contained or incorporated by reference in this prospectus are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained or incorporated by reference in this prospectus, and beliefs and estimates based on such data, may not be reliable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Our Class A Common Stock and Class B Common Stock are listed on The Nasdaq Global Select Market under the symbols “VIACA” and “VIAC,” respectively.

i

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including filings made after the date of this prospectus and until the offering of the particular securities covered by a prospectus supplement has been completed.

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed February 20, 2020) (the “Form 10-K”);

(b)

Our Current Reports on Form 8-K filed on December 4, 2019 (as amended by our Current Report on Form 8-K/A filed on February 13, 2020), January  23, 2020, January  31, 2020 (as amended by our Current Report on Form 8-K/A filed on February 3, 2020) and March 27, 2020 (only with respect to Item 8.01 thereof);

(c)

The Definitive Proxy Statement on Schedule 14A of CBS Corporation filed on April 12, 2019 (to the extent incorporated in Part III of the Annual Report on Form 10-K of CBS Corporation for the fiscal year ended December 31, 2018) (the “CBS Proxy Statement”); and

(d)

The description of our Class A Common Stock and Class  B Common Stock contained in our Form 8-A filed on December 4, 2019, and any amendment or reports filed for the purpose of updating such description.

Additional information related to the compensation arrangements of our executive officers can be found in our Registration Statement on Form S-4 (Registration No. 333-234238) filed on October 17, 2019, as amended (the “Form S-4”), in the “Interests of CBS’ Executive Officers and Directors in the Merger” section where you can find a summary of the employment agreements with each of our executive officers. These summaries are qualified in their entirety by reference to the full text of each of these agreements, which are filed as exhibits to the Form 10-K. In addition, historical compensation of our executive officers, to the extent they were executive officers of CBS Corporation (“CBS”) or Viacom Inc. (“Viacom”) prior to the Merger (as defined below), can be found in the CBS Proxy Statement and in the Annual Report on Form 10-K filed by Viacom on November 14, 2019, respectively.

Information related to certain aspects of our governance structure that were put into place in connection with the Merger can be found under the “Governance Following Completion of the Merger” section of the Form S-4.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website is www.viacbs.com. Information included on or accessible through our website does not constitute a part of this prospectus or any prospectus supplement. You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address: ViacomCBS Inc., 1515 Broadway, 52nd Floor, New York, New York 10036, Attn: Investor Relations, Telephone Number: (212) 258-6000.

ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: technological developments, alternative content offerings and their effects in our markets and on consumer behavior; the impact on our advertising revenues of changes in consumers’ content viewership, deficiencies in audience measurement and advertising market conditions; the public acceptance of our brands, programming, films, published content and other entertainment content on the various platforms on which they are distributed; increased costs for programming, films and other rights; the loss of key talent; competition for content, audiences, advertising and distribution in consolidating industries; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of our content; the risks and costs associated with the integration of the CBS Corporation and Viacom Inc. businesses and investments in new businesses, products, services and technologies; evolving cybersecurity and similar risks; the failure, destruction or breach of critical satellites or facilities; content theft; domestic and global political, economic and/or regulatory factors affecting our businesses generally; volatility in capital markets or a decrease in our debt ratings; strikes and other union activity; fluctuations in our results due to the timing, mix, number and availability of our films and other programming; losses due to asset impairment charges for goodwill, intangible assets, FCC licenses and programming; liabilities related to discontinued operations and former businesses; potential conflicts of interest arising from our ownership structure with a controlling stockholder; the impact of the coronavirus disease 2019 (COVID-19) pandemic and measures taken in response; and other factors described in our news releases and filings with the SEC, including but not limited to our reports on Form 10-K, Form 10-Q and Form 8-K incorporated by reference herein, and in the section entitled “Risk Factors” on page i of this prospectus. The forward-looking statements included or incorporated by reference in this prospectus are made only as of the dates of the respective documents, and we do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

iii

THE COMPANY

We are a leading global media and entertainment company that creates content and experiences for audiences worldwide. We operate through the following four segments:

•

TV Entertainment. Our TV Entertainment segment creates and acquires programming for distribution and viewing on multiple media platforms, including our broadcast network, through multichannel video programming distributors (“MVPDs”) and virtual MVPDs, and our streaming services, as well as for licensing to third parties both domestically and internationally. TV Entertainment consists of the CBS Television Network™, CBS Television Studios®, CBS Television Distribution®, CBS Interactive®, CBS Sports Network®, CBS Television Stations™ and CBS-branded streaming services CBS All Access® and CBSN®, among others.

•

Cable Networks. Our Cable Networks segment creates and acquires programming for distribution and viewing on multiple media platforms, including our cable networks, through MVPDs and virtual MVPDs, and our streaming services, as well as for licensing to third parties both domestically and internationally. Cable Networks consists of our premium subscription cable networks Showtime®, The Movie Channel® and Flix®, and a subscription streaming offering of Showtime; our basic cable networks Nickelodeon®, MTV®, BET®, Comedy Central®, Paramount Network®, Nick Jr.®, VH1®, TV Land®, CMT®, Pop TV™ and Smithsonian Channel™, among others, as well as the international extensions of these brands operated by ViacomCBS Networks International™ ; international broadcast networks, Network 10®, Channel 5® and Telefe®; and Pluto TV™, a leading free streaming TV platform in the United States (“U.S.”).

•

Filmed Entertainment. Our Filmed Entertainment segment develops, produces, finances, acquires and distributes films, television programming and other entertainment content in various markets and media worldwide primarily through Paramount Pictures®, Paramount Players™, Paramount Animation® and Paramount Television Studios™.

•

Publishing. Our Publishing segment publishes and distributes Simon & Schuster consumer books domestically and internationally and includes imprints such as Simon & Schuster®, Scribner™, Atria Books® and Gallery Books®.

We were organized as a Delaware corporation in 1986. Our principal offices are located at 1515 Broadway, New York, New York 10036. Our telephone number is (212) 258-6000 and our website is www.viacbs.com. Information included on or accessible through our website does not constitute a part of this prospectus or any prospectus supplement. On December 4, 2019, Viacom merged with and into CBS, with CBS continuing as the surviving company (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of August 13, 2019, as amended on October 16, 2019. At the effective time of the Merger, we changed our name to “ViacomCBS Inc.”

USE OF PROCEEDS

Unless indicated otherwise in a prospectus supplement, we expect to use the proceeds, net of transaction costs, from the sale of our securities for general corporate purposes, including, but not limited to, repayment of borrowings, working capital, acquisitions, capital expenditures and discretionary share repurchases. Net proceeds may be temporarily invested pending use. We will not receive any of the proceeds from the sale of securities by any selling security holders.

DESCRIPTION OF DEBT SECURITIES

The following description of ViacomCBS’ debt securities to be issued under the Indenture (as defined below) summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. The description set forth below and in any prospectus supplement is not complete and is subject to, and qualified in its entirety by reference to, the Indenture. ViacomCBS will describe the specific terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized in this description may apply to any series of its debt securities in the prospectus supplement relating to that series. References to “ViacomCBS” in this description are references to ViacomCBS Inc. and not its consolidated subsidiaries, unless the context requires otherwise.

ViacomCBS may issue its debt securities from time to time, in one or more series under a base indenture dated as of March 27, 2020, between ViacomCBS and Deutsche Bank Trust Company Americas, as trustee, or another trustee named in a prospectus supplement. We refer to this indenture, as may be supplemented from time to time, as the “Indenture.” The trustee under the Indenture is called the “Trustee.”

The Indenture does not limit the amount of debt securities that may be issued thereunder. The Indenture provides that debt securities may be issued up to an aggregate principal amount authorized by ViacomCBS and may be payable in any currency or currency unit designated by ViacomCBS.

General

ViacomCBS may issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of their sale. ViacomCBS may issue debt securities in one or more series with the same or various maturities and at the same or various prices including at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. ViacomCBS will describe the material United States federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in a related prospectus supplement.

You should refer to the prospectus supplement for the following terms of the debt securities offered by this registration statement:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount (i.e., price) at which ViacomCBS will issue the debt securities;

•	the date(s) on which the debt securities will mature;

•	the annual interest rate(s) of the debt securities, or the method of determining the rate(s);

•	the date(s) on which any interest will be payable, the date(s) on which payment of any interest will commence and the regular record date(s) for the payment of interest;

•	the terms of any mandatory or optional redemption(s), including any provisions for sinking, purchase or other similar funds or repayment options;

•	the currency unit(s) for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

•

if the currency unit(s) for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at ViacomCBS’ election or the purchaser’s election, the manner in which the election may be made;

•

if the amount of payments on the debt securities is determined by an index based on one or more currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts will be determined;

•

the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

•

the terms and conditions upon which the debt securities may be convertible into or exchangeable for common stock, preferred stock, indebtedness or other debt or equity securities of any person, including ViacomCBS;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the Indenture.

If ViacomCBS sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, any material United States federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement. Unless otherwise specified in the prospectus supplement, debt securities will be issued in U.S. dollars.

Unless specified otherwise in a prospectus supplement, the principal of, premium, if any, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable Trustee in New York, New York. However, ViacomCBS may make payment of interest, at its option, by check mailed on or before the payment date to the address of the person entitled to the interest payment or by transfer to an account held by the payee as it appears on the registry books of the Trustee, ViacomCBS or its agents.

Unless specified otherwise in a prospectus supplement, ViacomCBS will issue the debt securities in registered form and in denominations of $2,000 and any integral multiple of $1,000. No service charge will be made for any transfer or exchange of any debt securities, but ViacomCBS may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

ViacomCBS’ rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any ViacomCBS subsidiary upon its liquidation, reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that ViacomCBS’ claims as a creditor of the subsidiary may be recognized.

Ranking

Any senior debt securities will be senior unsecured obligations of ViacomCBS and will rank equally in right of payment with all of ViacomCBS’ other unsecured and unsubordinated indebtedness from time to time outstanding.

Any senior subordinated debt securities will be senior unsecured subordinated obligations of ViacomCBS and will be subordinated in right of payment to ViacomCBS’ Senior Indebtedness (as defined below).

Any debt securities will be effectively subordinated to any secured indebtedness of ViacomCBS to the extent of the value of the assets securing such indebtedness. The Indenture does not limit the amount of debt that ViacomCBS or its subsidiaries can incur.

In addition, ViacomCBS conducts its operations through subsidiaries, which generate a substantial portion of ViacomCBS’ operating income and cash flow. As a result, distributions or advances from ViacomCBS’

subsidiaries are a major source of funds necessary to meet ViacomCBS’ debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiary’s financial condition and operating requirements, may limit the ability of ViacomCBS to obtain cash required to pay ViacomCBS’ debt service obligations, including payments on the debt securities. The debt securities (whether senior or subordinated obligations of ViacomCBS) will be structurally subordinated to all obligations of ViacomCBS’ subsidiaries including claims with respect to trade payables. This means that holders of the debt securities of ViacomCBS will have a junior position to the claims of creditors of ViacomCBS’ subsidiaries on the assets and earnings of such subsidiaries. As of December 31, 2019, ViacomCBS’ direct and indirect subsidiaries had approximately $44 million of indebtedness, including finance lease obligations.

Global Securities

ViacomCBS may issue debt securities of a series, in whole or in part, in the form of one or more global securities and will deposit them with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. ViacomCBS may issue global securities in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may only be transferred among the depositary, its nominees and any successors.

The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities, or by ViacomCBS if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through these participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by:

•	the applicable depositary or its nominee, with respect to interests of depositary participants; and

•	the records of depositary participants, with respect to interests of persons other than depositary participants.

So long as the depositary for a global security or its nominee is the registered owner of that global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security will:

•	not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

•	not receive, or be entitled to receive, physical delivery of any debt security of that series in definitive form; and

•	not be considered the owners or holders thereof under the Indenture governing the debt securities.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities. Those laws may limit the market for beneficial interests in a global security.

Further Issues

Not all debt securities of any one series need be issued at the same time and, unless otherwise provided, a series may be reopened without notice to or the consent of the holders for issuances of additional debt securities of such series.

Payment and Paying Agents

Any payments of principal, premium or interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither ViacomCBS, the Trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

ViacomCBS expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. ViacomCBS also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

Merger, Consolidation or Sale of Assets

Under the terms of the Indenture, ViacomCBS generally would be permitted to consolidate or merge with or into another entity or sell or convey all or substantially all of ViacomCBS’ respective property and assets to another entity, subject to ViacomCBS meeting all of the following conditions:

•	the resulting entity (if other than ViacomCBS) must agree through a supplemental indenture to be legally responsible for the debt securities;

•	immediately after such consolidation, merger, sale or conveyance, no Event of Default (as defined below) shall have occurred and be continuing;

•

the surviving entity to the transaction (if other than ViacomCBS) must be a corporation, association, company (including a limited liability company) or business or statutory trust organized under the laws of the United States or a state of the United States;

•	ViacomCBS must deliver certain certificates and documents to the Trustee; and

•	ViacomCBS must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

ViacomCBS may merge or consolidate with, or sell all or substantially all of its assets to any of its Subsidiaries. References in this section to the sale or conveyance of “all or substantially all of its property and assets” mean property and assets contributing, in the aggregate, at least 80% of the total consolidated revenues of ViacomCBS.

In the event that ViacomCBS consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity shall be substituted for ViacomCBS under the Indenture and ViacomCBS shall be discharged from all of its obligations under the Indenture.

Limitations on Liens

ViacomCBS covenants in the Indenture that it will not create, assume or suffer to exist any Lien on any of its properties or assets, without securing the debt securities at least equally and ratably with (or prior to) the secured Indebtedness. The foregoing only applies to Liens that in the aggregate exceed 15% of ViacomCBS’ total consolidated assets as of the end of ViacomCBS’ most recent accounting period preceding the creation or assumption of any such Lien (reduced by the Attributable Debt related to any permitted sale and leaseback arrangement). See “—Limitations on Sale and Leaseback Transactions” below. The restrictions do not apply to Finance Leases or Indebtedness that is secured by:

•	Liens existing, in the case of any series of debt securities, on the date such series of debt securities are issued;

•	Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition or otherwise, including merger or consolidation);

•	Liens in favor of ViacomCBS or its Subsidiaries; and

•	Liens existing at the time of acquisition of the assets secured thereby (including acquisition through merger or consolidation) and purchase money Liens.

The restrictions do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

Limitations on Sale and Leaseback Transactions

ViacomCBS covenants in the Indenture that neither ViacomCBS nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date debt securities are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) that has been or is to be sold or transferred by ViacomCBS or the Restricted Subsidiary to the person unless:

•	the sale and leaseback arrangement involves a lease for a term of not more than three years;

•	the sale and leaseback arrangement is entered into between ViacomCBS and any Subsidiary of ViacomCBS or between Subsidiaries of ViacomCBS;

•

ViacomCBS or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property involved in the sale and leaseback arrangement at least equal in amount to the Attributable Debt with respect to the sale and leaseback arrangement pursuant to the first paragraph under “—Limitations on Liens” above without being required to equally and ratably secure the debt securities;

•

the proceeds of the sale and leaseback arrangement are at least equal to the fair market value of the Principal Property (as determined in good faith by the Board of Directors of ViacomCBS (the “Board of Directors”)) and ViacomCBS applies an amount equal to the greater of the net proceeds of the sale or the Attributable Debt with respect to the sale and leaseback arrangement within 180 days of such sale to either (or a combination) of (i) the retirement (other than the mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of long-term debt for borrowed money of ViacomCBS or a Subsidiary of ViacomCBS (other than debt that is subordinated to the debt securities or debt to ViacomCBS or a Subsidiary of ViacomCBS), or (ii) the purchase, construction or development of other comparable property; or

•

the sale and leaseback arrangement is entered into within 180 days after the initial acquisition by ViacomCBS or such Restricted Subsidiary, as the case may be, of the Principal Property subject to the sale and leaseback arrangement.

The term “Attributable Debt,” with regard to a sale and leaseback arrangement of a Principal Property, is defined in the Indenture as an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by the Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the debt securities of the applicable series then outstanding), compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the Indenture.

The term “Principal Property” is defined in the Indenture to include any parcel of real property and related fixtures or improvements (other than telecommunications equipment, including, without limitation, satellite transponders) owned by ViacomCBS or any Restricted Subsidiary and located in the United States, the aggregate book value of which on the date of determination exceeds $1.5 billion, other than any such real property and related fixtures or improvements that are determined in good faith by the Board of Directors not to be of material importance to the total business conducted by ViacomCBS and its Subsidiaries, taken as a whole. As of the date of this prospectus, neither ViacomCBS nor any of its Subsidiaries own any Principal Property.

Defaults and Remedies

Holders of debt securities will have specified rights if an Event of Default (as defined below) occurs in respect of the debt securities of that series, as described below.

The term “Event of Default” in respect of the debt securities of a particular series means any of the following:

•	ViacomCBS does not pay interest on a debt security of such series within 30 days of its due date;

•	ViacomCBS does not pay the principal of or any premium on a debt security of such series when due and payable, at its maturity, or upon its acceleration, redemption or otherwise;

•

ViacomCBS remains in breach of a covenant or warranty in respect of the Indenture for 60 days after ViacomCBS receives a written notice of default; such notice must be sent by either the Trustee or holders of at least 25% in principal amount of such series of outstanding debt securities;

•	ViacomCBS files for bankruptcy or other events of bankruptcy, insolvency or reorganization specified in the Indenture occur; or

•	any other Event of Default that may be specified for the debt securities of such series when such series is created.

If an Event of Default has occurred, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of debt securities required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the debt securities of a series may also waive certain past defaults under the Indenture on behalf of all of the holders of such series of debt securities. A declaration of acceleration of maturity with respect to a series of debt securities may be rescinded and annulled, under specified circumstances, by the holders of a majority in principal amount of the outstanding debt securities of such series.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the Indenture at the request of holders unless the holders offer the Trustee reasonable protection from costs, expenses, claims and liability satisfactory to the Trustee. If a reasonable indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the Indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders of a series of debt securities are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the debt securities of such series, the following must occur:

•	holders must give the Trustee written notice of a continuing Event of Default with respect to such series;

•

holders of at least 25% in principal amount of the outstanding debt securities of such series must make a written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee;

•	the holders must offer to the Trustee indemnity reasonably satisfactory to it against the costs, expenses, claims and liabilities to be incurred in compliance with such request;

•	the Trustee must have failed to institute any such proceeding for 60 days after receipt of the notice, request and offer of indemnity; and

•	holders of a majority in principal amount of the outstanding debt securities of such series must not have given the Trustee a direction inconsistent with the above request during such 60-day period.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the debt securities on or after the due date.

Modification of the Indenture

The Indenture provides that ViacomCBS and the Trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	evidencing the succession of another entity to ViacomCBS and the assumption by any such successor of the covenants of ViacomCBS contained in the Indenture and in the debt securities;

•	adding to ViacomCBS’ covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred by the Indenture upon ViacomCBS;

•	adding additional Events of Default;

•	changing or eliminating any provisions of the Indenture so long as there are no holders entitled to the benefit of the provisions;

•	establishing the form or terms of any series of debt securities; or

•

curing ambiguities or correcting any inconsistencies in the Indenture or making any other provisions with respect to matters or questions arising under the Indenture, as long as any such action does not adversely affect in any material respect the interest of the holders of debt securities of any series.

With specific exceptions, the Indenture or the rights of the holders of the debt securities may be modified by ViacomCBS and the Trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding (all such series voting together as a single class); however, no modification may be made without the consent of the holders of each outstanding debt security affected, which would, among other things:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

•	change the terms of any sinking fund with respect to any debt security;

•	reduce the principal amount of any debt security, or the rate of interest thereon, or any premium on, any debt security upon redemption or repayment at the option of the holder;

•	change any obligation of ViacomCBS to pay additional amounts as contemplated by the Indenture;

•	change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or with respect to any debt security;

•

modify the provisions of the Indenture with respect to the mandatory redemption of debt securities or repayment of the debt securities at the option of the holders in a manner adverse to any holder of the debt securities;

•	adversely affect any right to convert or exchange any debt security as may be provided pursuant to any supplemental indenture with respect to any series of debt securities;

•

reduce the percentage in principal amount of outstanding debt securities of any series required to consent to any supplemental indenture, waive compliance with provisions of the Indenture or specific defaults and their consequences provided for in the Indenture;

•	modify any of the provisions in the Indenture relating to certain waivers; or

•	modify any of the provisions of the Indenture relating to the subordination of the debt securities in a manner adverse to any holders.

Meetings

The Indenture contains provisions for convening meetings of the holders of the debt securities of any or all series. Specific terms related to such meetings of the holders are described in the Indenture.

Defeasance and Covenant Defeasance

ViacomCBS may elect either (i) to defease and be discharged from any and all obligations with respect to a series of the debt securities (except as otherwise provided in the Indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants that are described in the Indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, ViacomCBS must deliver to the Trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

ViacomCBS may exercise its defeasance option with respect to the debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If ViacomCBS exercises its defeasance option, payment of the debt securities of such series may not be accelerated because of an event of default. If ViacomCBS exercises its covenant defeasance option, payment of the debt securities of such series may not be accelerated by reference to any covenant from which ViacomCBS is released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Discharge of Obligations

ViacomCBS’ obligations under the Indenture will cease to be of further effect with respect to a series of debt securities when:

•

either (a) all debt securities of that series have been delivered (except destroyed, lost or stolen debt securities which have been replaced or paid and debt securities for which payment money has theretofore been deposited in trust with the Trustee or paying agent or segregated and held in trust by ViacomCBS and thereafter repaid to ViacomCBS, or discharged from such trust in accordance with the Indenture) to the Trustee for cancellation, or (b) all such debt securities not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption and ViacomCBS has deposited or caused to be deposited with the Trustee, in trust, an amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of maturity or date of redemption, as the case may be;

•	ViacomCBS has paid or caused to be paid all sums payable by ViacomCBS under the Indenture with respect to such series; and

•	ViacomCBS has delivered to the Trustee an officer’s certificate and an opinion of counsel relating to compliance with the conditions set forth in the Indenture.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register or in accordance with the procedures of the applicable depositary, if any.

Title

ViacomCBS, the Trustee and any agent of ViacomCBS or the Trustee may treat the registered owner of any registered debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

ViacomCBS will replace any mutilated debt security at the expense of the holders upon surrender to the Trustee. ViacomCBS will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity or security satisfactory to ViacomCBS and the Trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

In specific instances, ViacomCBS or the holders of a majority of the then outstanding principal amount of the debt securities of a series issued under the Indenture may remove the Trustee with respect to debt securities of such series and appoint a successor trustee. The Trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee.

The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a)(1) of the Trust Indenture Act of 1939, as amended, and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by ViacomCBS or its affiliated companies and may engage in commercial transactions with ViacomCBS and its affiliated companies. The initial Trustee under the Indenture is Deutsche Bank Trust Company Americas.

Subordination

In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of any senior subordinated debt securities summarizes the additional terms and provisions of such senior subordinated debt securities to which any prospectus supplement may relate. The specific terms of ViacomCBS’ senior subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of senior subordinated debt securities will be described in the prospectus supplement relating to that series.

Any senior subordinated debt securities will be subordinated in right of payment to ViacomCBS’ Senior Indebtedness to the extent set forth in the applicable prospectus supplement.

The payment of the principal of, premium, if any, and interest on any senior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of ViacomCBS’ Senior Indebtedness. ViacomCBS may not make payment of principal, premium, if any, sinking funds or interest, if any, on any senior subordinated debt securities unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on all Senior Indebtedness has been made or duly provided for.

For purposes of the description of any senior subordinated debt securities, the term “Senior Indebtedness” of ViacomCBS means all Indebtedness of ViacomCBS, except (a) Indebtedness that, pursuant to its terms, is subordinated in right of payment to other Indebtedness and (b) Indebtedness evidenced by an instrument that expressly provides that such Indebtedness is not Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include any liability for taxes owed or owing by ViacomCBS or any trade payables.

Certain Definitions

The following definitions are applicable to the Indenture:

“Finance Lease” means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment (other than in respect of (x) telecommunications equipment including, without limitation, satellite transponders and (y) theme park equipment and attractions) acquired or leased by such person and used in its business that is required to be recorded as a finance lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

“Indebtedness” of any person means, without duplication, (i) any obligation of such person for money borrowed; (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments; (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness; (iv) any obligation of such person under Finance Leases; and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; provided, however, that “Indebtedness” of such person shall not include any obligation of such person (i) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Restricted Subsidiary” means a corporation, all of the outstanding voting stock of which is owned, directly or indirectly, by ViacomCBS or by one or more of its Subsidiaries, or by ViacomCBS and one or more of its Subsidiaries, which is incorporated under the laws of a state of the United States, and which owns a Principal Property.

“Subsidiary” of any person means (i) a corporation a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

DESCRIPTION OF PREFERRED STOCK

The following description sets forth certain general terms of preferred stock that ViacomCBS may offer. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, ViacomCBS’ amended and restated certificate of incorporation, amended and restated bylaws and the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock. You are urged to read our amended and restated certificate of incorporation and amended and restated bylaws in their entirety. References to “ViacomCBS” in this description are references to ViacomCBS Inc. and not its consolidated subsidiaries, unless the context requires otherwise.

Terms of the Preferred Stock

Under ViacomCBS’ amended and restated certificate of incorporation, ViacomCBS is authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share. The Board of Directors has the authority, without approval of the stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the designations, powers, preferences and relative, participating, optional, dividend and other special rights of the shares of each such series and the qualifications, limitations, restrictions, conditions and other characteristics thereof as fixed by the Board of Directors. As of March 27, 2020 there were no shares of ViacomCBS’ preferred stock issued and outstanding.

The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price(s);

•

the dividend rate(s), or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the date(s) from which dividends begin to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the preferred stock; and

•

any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the amended and restated certificate of incorporation.

The preferred stock will be, when issued against payment, fully paid and nonassessable. Holders will have no preemptive rights to subscribe for any additional securities that ViacomCBS may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by ViacomCBS as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of assets upon liquidation, dissolution, or winding up of ViacomCBS. Each series of preferred stock will rank senior to the common stock and any other stock of ViacomCBS that is expressly made junior to that series of preferred stock. However, the Board of Directors may not cause us to issue any preferred stock, or preferred stock that is convertible into or exchangeable for other securities, that, in the aggregate with all other outstanding shares of preferred stock, could elect a majority of the Board of Directors, unless such issuance has been approved by the holders of a majority of the outstanding shares of ViacomCBS Class A Common Stock, voting separately as a class. The ability of the Board of Directors to provide for the issuance of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of ViacomCBS or changes in our management.

ViacomCBS’ rights and the rights of holders of ViacomCBS securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of ViacomCBS upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent ViacomCBS may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Notwithstanding anything herein to the contrary, in no event shall the terms of any preferred stock issued conflict with Article XI of the ViacomCBS amended and restated bylaws during the period ending December 4, 2021, including with respect to any rights of such preferred stock to elect directors.

Dividends and Distributions

Unless otherwise specified in the prospectus supplement, holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered. Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable as specified in the applicable prospectus supplement. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the Board of Directors or a duly authorized committee of the Board of Directors fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, ViacomCBS will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period.

No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for:

•	in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends; or

•	in the case of noncumulative preferred stock, the immediately preceding dividend period.

When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of noncumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any cumulation in respect of unpaid dividends for prior dividend periods.

Except as provided in the immediately preceding paragraph or the applicable prospectus supplement, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid, in the case of a series of cumulative preferred stock, for all past dividend periods, or in the case of noncumulative preferred stock, for the immediately preceding dividend period, ViacomCBS may not declare dividends or pay or set aside amounts for payment or other distribution on any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of ViacomCBS or other capital stock of ViacomCBS ranking junior to that series of preferred stock as to dividends and upon liquidation. Other than in connection with the distribution or trading of any of its capital stock, ViacomCBS may not redeem, purchase or otherwise acquire any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of its capital stock, except by conversion or exchange for capital stock of ViacomCBS ranking junior to that series of preferred stock as to dividends and upon liquidation.

Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

Liquidation Preference

Unless otherwise specified in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of ViacomCBS, the holders of the preferred stock will have preference and priority over the common stock of ViacomCBS and any other class of stock of ViacomCBS ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of ViacomCBS or proceeds from any liquidation, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will not be entitled to any other payments.

Redemption

If specified in the prospectus supplement relating to a series of preferred stock being offered, ViacomCBS may, at its option, at any time or from time to time, redeem that series of preferred stock, in whole or in part, at the redemption prices and on the dates set forth in the applicable prospectus supplement. The Board of Directors or a duly authorized committee of the Board of Directors may fix other terms of redemption, if any, of such series including, without limitation, redemption prices payable in shares of ViacomCBS Class A Common Stock or ViacomCBS Class B Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

If less than all outstanding shares of a series of preferred stock is to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined to be equitable by the Board of Directors or a duly authorized committee of the Board of Directors. From and after the redemption date, unless ViacomCBS is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as required by law.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities and the terms and conditions, including, without limitation, price and rate of exchange, of such conversion or exchange.

DESCRIPTION OF COMMON STOCK

The authorized common stock of ViacomCBS as set forth in its amended and restated certificate of incorporation includes 55,000,000 shares of ViacomCBS Class A Common Stock, par value $0.001 per share, and 5,000,000,000 shares of ViacomCBS Class B Common Stock, par value $0.001 per share. ViacomCBS is registering with the SEC shares of ViacomCBS Class A Common Stock and Class B Common Stock, which may be offered by ViacomCBS or one or more selling security holders to be identified in a prospectus supplement. References to “ViacomCBS” in this description are references to ViacomCBS Inc. and not its consolidated subsidiaries, unless the context requires otherwise.

The descriptions set forth below and in any prospectus supplement are not complete, and are subject to, and qualified in their entirety by reference to, ViacomCBS’ amended and restated certificate of incorporation and amended and restated bylaws and the General Corporation Law of the State of Delaware. You are urged to read our amended and restated certificate of incorporation and amended and restated bylaws in their entirety.

General

All issued and outstanding shares of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock are identical and the holders of such shares are entitled to the same rights and powers, except as provided in ViacomCBS’ amended and restated certificate of incorporation as described below.

As of February 14, 2020, there were 52,268,438 shares of ViacomCBS Class A Common Stock issued and outstanding and 561,471,552 shares of ViacomCBS Class B Common Stock issued and outstanding.

Voting Rights. Holders of ViacomCBS Class A Common Stock are entitled to one vote per share with respect to all matters on which the holders of ViacomCBS common stock are entitled to vote and the affirmative vote of a majority of the outstanding shares of ViacomCBS Class A Common Stock, voting separately as a class, is necessary to approve (i) any merger or consolidation of ViacomCBS pursuant to which shares of ViacomCBS common stock are converted into or exchanged for any other securities or consideration or (ii) certain transactions relating to Paramount Pictures Corporation and its subsidiaries or other ViacomCBS subsidiaries involved in ViacomCBS’ filmed entertainment business.

Holders of ViacomCBS Class B Common Stock do not have any voting rights, except as required by Delaware law.

Generally, all matters to be voted on by the stockholders of ViacomCBS must be approved by a majority of the aggregate voting power of the shares of capital stock of ViacomCBS having voting power present in person or represented by proxy, except as required or may become required by our amended and restated certificate of incorporation, our amended and restated bylaws or applicable law.

Dividends. Holders of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock share ratably in any cash dividend declared by the Board of Directors, subject to the rights and preferences of any outstanding preferred stock. The Board of Directors may, at its discretion, declare a dividend of any securities of ViacomCBS or of another entity, to the holders of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock in the form of (i) a ratable distribution of identical securities to the holders of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock or (ii) a distribution of one class or series of securities to the holders of ViacomCBS Class A Common Stock and another class or series of securities to the holders of ViacomCBS Class B Common Stock, provided that the securities so distributed do not differ in any respect other than (x) differences in their rights (other than voting rights and powers) consistent in all material respects with the differences between ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock and (y) differences in their relative voting rights and powers, with the holders of ViacomCBS Class A Common Stock receiving the class or series of such securities having the higher relative voting rights or powers

(without regard to whether such voting rights or powers differ to a greater or lesser extent than the corresponding differences in the voting rights or powers of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock provided in the amended and restated certificate of incorporation).

Conversion. So long as there are at least 5,000 shares of ViacomCBS Class A Common Stock outstanding, each share of ViacomCBS Class A Common Stock is convertible at the option of the holder of such share into one share of ViacomCBS Class B Common Stock.

Liquidation Rights. In the event of a liquidation, dissolution or winding-up of ViacomCBS, all holders of ViacomCBS common stock, regardless of class, are entitled to share ratably in any assets available for distributions to holders of shares of ViacomCBS common stock subject to the preferential rights of any outstanding preferred stock.

Split, Subdivision or Combination. In the event of a split, subdivision or combination of the outstanding shares of ViacomCBS Class A Common Stock or ViacomCBS Class B Common Stock, the outstanding shares of the other class of ViacomCBS common stock will be split, subdivided or combined proportionally.

Preemptive Rights. Shares of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of ViacomCBS. The Board of Directors possesses the power to issue shares of authorized but unissued ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock without further stockholder action, subject to the requirements of applicable law and stock exchanges. The number of authorized shares of ViacomCBS Class A Common Stock and ViacomCBS Class B Common Stock could be increased with the approval of the holders of a majority of the outstanding shares of ViacomCBS Class A Common Stock and without any action by the holders of shares of ViacomCBS Class B Common Stock.

Other Rights. ViacomCBS’ amended and restated certificate of incorporation provides that ViacomCBS may prohibit the ownership and transfer of, or redeem, shares of its capital stock in order to ensure compliance with, or prevent the applicability of limitations imposed by, the requirements of U.S. laws or regulations applicable to specified types of media companies.

Anti-Takeover Provisions of Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, in addition to those relating to the voting rights of our common stock, may have the effect of delaying, deferring or preventing a change in ViacomCBS ownership or changes in our management. These include provisions that:

•

authorize our Board of Directors to provide for the issuance, without stockholder approval, of up to 25,000,000 shares of preferred stock with rights fixed by the Board of Directors, which rights could be senior to those of the common stock;

•	limit the number of directors constituting the entire Board of Directors to a maximum of 13 directors until December 4, 2021, and 20 directors thereafter;

•	provide that any vacancy on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director;

•

provide that a special meeting of stockholders may be called only by the affirmative vote of a majority of the Board of Directors or by our Chairman of the Board, or the Chief Executive Officer, and shall be called at the written request of the holders of record of at least 50.1% of the aggregate voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, acting together as a single class; and

•

establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other proposal to be acted upon at any annual or special meeting of stockholders.

DESCRIPTION OF WARRANTS

The following description sets forth certain general terms of warrants that ViacomCBS may offer. ViacomCBS may issue warrants for the purchase of its debt securities or shares of preferred stock, Class A Common Stock or Class B Common Stock. Warrants may be issued independently or together with any debt securities or shares of preferred stock, Class A Common Stock or Class B Common Stock offered by any prospectus supplement and may be attached to or separate from such debt securities or shares of preferred stock, Class A Common Stock or Class B Common Stock. The warrants are to be issued under warrant agreements to be entered into with a bank or trust company, as warrant agent, to be named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of ViacomCBS in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The description set forth below and in any prospectus supplement is not complete and is subject to, and qualified in its entirety by reference to, any warrant agreement pursuant to which warrants may be issued. References to “ViacomCBS” in this description are references to ViacomCBS Inc. and not its consolidated subsidiaries, unless the context requires otherwise.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•	the currency unit(s) for which warrants may be purchased;

•	the designation, aggregate principal amount, currency unit(s) and terms of debt securities which may be purchased upon such exercise;

•

the designation, number of shares and terms, as applicable, of the preferred stock, Class A Common Stock or Class B Common Stock purchasable upon exercise of the stock warrants and the price at which the shares of preferred stock, Class A Common Stock or Class B Common Stock may be purchased upon such exercise;

•	if applicable, the designation and terms of debt securities or preferred stock with which the warrants are issued and the number of warrants issued with each debt security or share of preferred stock;

•	if applicable, the date on and after which the warrants and the related debt securities, preferred stock, Class A Common Stock, or Class B Common Stock will be separately transferable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations. If in registered form, the warrants may be presented for registration of transfer. The warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise of such warrants, including the right to receive payments of principal of, any premium on, or any interest on debt securities purchasable upon the exercise or to enforce the covenants in the applicable indenture or to exercise any rights as stockholders of ViacomCBS, as described below under “—No Rights as Stockholders.” If ViacomCBS maintains the ability to reduce the exercise price of any stock warrant and the right is triggered, it will comply with federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

Exercise of Warrants

Each warrant will entitle the holder to purchase a principal amount of debt securities or a number of shares of preferred stock, Class A Common Stock or Class B Common Stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which ViacomCBS may extend the expiration date, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of preferred stock, Class A Common Stock or Class B Common Stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, ViacomCBS will, as soon as reasonably practicable, issue and deliver the debt securities or shares of preferred stock, Class A Common Stock or Class B Common Stock purchasable upon the exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of preferred stock, Class A Common Stock or Class B Common Stock purchasable upon the exercise of each stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of preferred stock, Class A Common Stock or Class B Common Stock, or a combination, subdivision or reclassification of preferred stock, Class A Common Stock or Class B Common Stock, in each case as applicable. In lieu of adjusting the number of shares of preferred stock, Class A Common Stock or Class B Common Stock purchasable upon exercise of each stock warrant, ViacomCBS may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. ViacomCBS may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but ViacomCBS will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of ViacomCBS as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of preferred stock, Class A Common Stock or Class B Common Stock into which the stock warrants were exercisable immediately prior thereto.

No Rights as Stockholders

Holders of stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of the directors or any other matter, or to exercise any rights whatsoever as its stockholders, with respect to ViacomCBS.

PLAN OF DISTRIBUTION

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including but not limited to:

•	the name(s) of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•

the offering price of the securities and the proceeds to us or the selling security holders, as the case may be, and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We or one or more selling security holders may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or one or more selling security holders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We also may sell offered securities directly.

We or one or more selling security holders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from ViacomCBS or one or more selling security holders, as the case may be, at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or one or more selling security holders, as the case may be, pay for soliciting these contracts.

Dealers, agents and underwriters may be entitled to indemnification by us and/or any selling security holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the dealers, agents or underwriters may be required to make in respect thereof. Dealers, agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon under United States law for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$2,000,000,000

$1,000,000,000 4.200% Senior Notes due 2032

$1,000,000,000 4.950% Senior Notes due 2050

PROSPECTUS SUPPLEMENT

May 12, 2020

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	J.P. Morgan	Mizuho Securities

BofA Securities	Goldman Sachs & Co. LLC	Morgan Stanley

Co-Managers

BNP PARIBAS	Credit Suisse	RBC Capital Markets	US Bancorp

SOCIETE GENERALE	SMBC Nikko	TD Securities

Banca IMI	BNY Mellon Capital Markets, LLC	ICBC Standard Bank

Siebert Williams Shank	SunTrust Robinson Humphrey

Academy Securities	Loop Capital Markets	Ramirez & Co., Inc.	R. Seelaus & Co., LLC